UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2016 (February 25, 2016)

Arch Coal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13105	43-0921172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CityPlace One
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (314) 994-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

As previously disclosed, on January 11, 2016 (the “Petition Date”), Arch Coal, Inc. (“Arch” or the “Company”) and substantially all of Arch’s wholly owned domestic subsidiaries (the “Filing Subsidiaries” and, together with Arch, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the U.S. Code in the United States Bankruptcy Court for the Eastern District of Missouri (the “Court”). As also previously disclosed, prior to the Petition Date, certain of the Debtors entered into a Restructuring Support Agreement, dated as of January 10, 2016 (the “Restructuring Support Agreement”).

Arch entered into an amendment to the Restructuring Support Agreement, dated as of February 25, 2016 (the “RSA Amendment”), which provides for the waiver of the termination event that would have occurred on February 25, 2016 as a result of the Debtors not having obtained Court approval of the assumption of the Restructuring Support Agreement within 45 days of the Petition Date. The Debtors had previously agreed, with the consent of the Majority Consenting Lenders under the Restructuring Support Agreement, to adjourn the Court hearing on the Restructuring Support Agreement at the request of the official committee of unsecured creditors appointed in the Debtors’ Chapter 11 cases. Pursuant to the RSA Amendment, unless otherwise agreed by the Majority Consenting Lenders, the Debtors are required to obtain Court approval of the assumption of the Restructuring Support Agreement on or before the date that is 90 days from the Petition Date.

The RSA Amendment also provides for a waiver of any termination event that otherwise would occur as a result of the dismissal of the Chapter 11 case of one of the Company’s subsidiaries following the sale of such subsidiary and a 45-day extension of the date after which  the Debtors and the Majority Consenting Lenders may modify the proposed distributions to holders of unsecured claims if holders of more than $1.6125 billion of unsecured claims against the Debtors have not executed a restructuring support agreement substantially in the form of the Restructuring Support Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arch Coal, Inc.
Date: March 2, 2016

	By:	/s/ Robert G. Jones
		Name:	Robert G. Jones
		Title:	Senior Vice President — Law, General Counsel and Secretary